EXHIBIT 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Second Quarter Results
Six-Month EBITDA $2.675 Million

Marlton, NJ, April 17, 2009 – Emtec, Inc. (OCTCBB: ETEC) (“Emtec” or the “Company”) announced today that for the quarter ended February 28, 2009, earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) was $215,568 compared to an EBITDA loss of $39,028 for the quarter ended February 28, 2008.  For the six months ended February 28, 2009,  EBITDA was $2.675 million compared to $2.761 million for the six months ended February 28, 2008. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to net income (loss), the appropriate GAAP measure is included in this release.

For the quarter ended February 28, 2009, there was a slight improvement in net loss as the consolidated net loss was $385,017, a decrease of $6,361 over the net loss of $391,378 for the comparable quarter in the prior year.  The six month figures remained positive with net income of $620,925, a decrease of $233,899 over the $854,824 of net income for the comparable six months of the prior year.  Earnings per share for the six months ended February 28, 2009 was $0.04 per share, a decrease of $0.02 per share from the $0.06 per share for the comparable six months in the prior year.

Our Global Services Division’s revenues were $8.83 million for the three months ended February 28, 2009. Global Services Division consists of revenues from our recently acquired subsidiaries Luceo, eBAS, Aveeva and KOAN-IT.  Our Global Services Division’s operating income for the three months ended February 28, 2009 was $242,552.  Systems Division’s total revenues decreased $10.93 million, or 24.8%, to $33.13 million for the three months ended February 28, 2009, compared to $44.07 million for the three months ended February 28, 2008.  Operating loss for our Systems Division for the three months ended February 28, 2009 increased by 71.5%, or $247,943, to $594,482, compared to $346,539 for the three months ended February 28, 2008.  The decreases in revenues and operating income experienced in the Systems Division are primarily attributed to the current economic downturn and the deferral of some larger computer roll-out projects to future quarters.

“In spite of the challenges in the present economic environment, we continue to have successes in a number of areas,” said Dinesh Desai, Chairman and Chief Executive Officer of Emtec.  “Our increased utilization of engineering associates in our Systems Division resulted in an increase in gross profit margin to 13.5% for the quarter compared to 11.3% for the comparable quarter a year ago.  Additionally the positive contribution to earnings provided by Emtec Global Services continues to give us confidence that our acquisition strategy is on target.”

About Emtec:

Emtec, Inc. established in 1964, is a systems integrator, providing services and products to the federal, state, local, education and commercial markets. Emtec operates two business segments: Emtec Systems Division and Emtec Global Services. Emtec’s Systems Division provides IT transformation & optimization consulting, business service management, enterprise architecture, data management and integration services. Emtec Global Services expertise includes software development, software consulting, business analysis, quality assurance, and testing. For more information visit www.emtecinc.com.

Forward-looking Statement:

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
SUMMARY FINANCIAL INFORMATION

	Three Months Ended		Six Months Ended

	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
Revenues	$41,961,290	$44,068,502	$111,980,400	$118,708,688

Gross profit	6,126,400	4,971,243	14,920,386	13,616,220
Percent of revenues	14.6%	11.3%	13.3%	11.5%

Operating income (loss)	(351,930)	(346,539)	1,577,786	2,153,167
Percent of revenues	-0.8%	-0.8%	1.4%	1.8%

Net income (loss)	$(385,017)	$(391,378)	$620,925	$854,824
Net income (loss) per common share - Basic and Diluted	$(0.03)	$(0.03)	$0.04	$0.06

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization Expense)

	Three Months Ended		Six Months Ended

	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008

Net income (loss)	$(385,017)	$(391,378)	$620,925	$854,824

EBITDA Adjustments:
Provision for income taxes	(230,801)	(221,993)	439,645	712,281
Interest expense	269,930	315,720	523,993	652,743
Interest income – other	(6,290)	(48,888)	(11,188)	(66,663)
Depreciation and amortization	567,746	307,511	1,101,645	608,014

EBITDA	$215,568	$(39,028)	$2,675,020	$2,761,199